Exhibit 10(aaa)

SECOND AMENDMENT TO DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT TO DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT ("**Second Amendment**"), is made and dated as of June 28th, 2010 (the **Effective Date**), between CEL-SCI Corporation, a Colorado, USA, company ("**CEL-SCI**"), and Orient Europharma Co., Ltd., a corporation organized and existing under the laws of Taiwan, R.O.C., ("**Orient Europharma**"), with reference to the following facts:

A. CEL-SCI and ORIENT EUROPHARMA entered into that certain Development, Supply and Distribution Agreement, dated November 10, 2000 ("**Development, Supply and Distribution Agreement**"). Except as otherwise modified in this Second Amendment, defined terms used herein shall have the same meanings given to them in the Development, Supply and Distribution Agreement.

B. CEL-SCI and Orient Europharma now desire to amend the Development, Supply and Distribution Agreement as set forth in this Second Amendment.

THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, CEL-SCI and Orient Europharma hereby agree to amend the Development, Supply and Distribution Agreement as follows:

I. **Modifications to Development, Supply and Distribution Agreement**.

- **Definitions**. Section 1. h. relating to the definition of the Gross Selling Prices covered in the Development, Supply and Distribution Agreement is deleted and the following language is substituted therefore:

  1. h. "Gross Selling Price" shall mean (1) the reimbursement price approved by BNHI (Bureau of National Health Insurance) in Taiwan. (2) In the event that BNHI does not grant a reimbursement price or until it has granted a reimbursement price, Gross Selling Price is the list price at which Orient Europharma sells to the medical centers authenticated by THA in Taiwan. Either (1) or (2) in this Section, Gross Selling Price shall mean a price exclusive of value added tax (which currently is 5%).

- **Payment Term**. Section 8. c. relating to the payment for any supply of Product is deleted and the following language is substituted therefore:

  8. c. With each shipment of Product to Orient Europharma hereunder, CEL-SCI shall invoice Orient Europharma for the Product included in such shipment at the Purchase Price (FOB USA) which shall be either 35% of BNHI reimbursement price as defined under 1. h. (1) or 35% of the estimated Gross Selling Price as defined under 1. h. (2). Payment shall be made in U.S. dollars, by wire transfer to a bank and account specified in writing by CEL-SCI within 90 days from date of invoice.

- **Purchase Price**. Section 9. b. relating to the Purchase Price of Product for commercial sale covered in the Development, Supply and Distribution Agreement is deleted and the following language is substituted therefore:

  9. b. The Purchase Price of Product for commercial sale in the Territory shall be set at 35% of Orient Europharma's Gross Selling Price in Taiwan. Orient Europharma shall make its best efforts and consult with CEL-SCI to obtain as soon as possible, and thereafter maintain, the inclusion of the Product in the public reimbursement system of Taiwan, with the highest possible reimbursement price. For the avoidance of doubt, this Purchase Price shall also apply to the commercial sale in the other countries of the Territory outside Taiwan. However, if this Purchase Price is ever less than CEL-SCI's Standard Manufacturing Cost plus 50%, the parties will then negotiate, in good faith, a mutually acceptable Purchase Price.

- **Record**. Section 23.9 relating to the records of the contracts between the major hospitals and Orient Europharma showing price provisions is deleted and the following language is substituted therefore:

  23.9 With respect to Gross Selling Price, Orient Europharma will, upon request and subject to confidentiality, provide to CEL-SCI records in respect of BNHI reimbursement price calculations or copies of the contracts between the medical centers authenticated by THA and Orient Europharma showing price provisions. If these records or copies are in Chinese, Orient Europharma will translate the price provisions into English, if necessary. CEL-SCI shall have the right of access to these records or copies during the Term of this Agreement and this right shall expire six months following termination or expiration of this Agreement.

II. **New Sections to Development, Supply and Distribution Agreement**.
CEL-SCI and Orient Europharma agree to add the following sections to Section 9. e. in the Development, Supply and Distribution Agreement:

9. e. As Gross Selling Price shall be expressed in N.T. dollars, while the Purchase Price payments shall be made by Orient Europharma in U.S. dollars, it is hereby agreed that: (1) the conversion from N.T. dollars to U.S. dollars shall be initially made on the basis of the exchange rate quoted by the Bank of Taiwan (official website: http://www.bot.com.tw) for the purchase of US$ with NT$ on the date at which the first order of the Product is placed by Orient Europharma; (2) thereafter, the exchange rate to be applied shall be adjusted every half-year, making reference to the exchange rate quoted by Bank of Taiwan on January 1st and June 1st each year.

III. **Conflicts**. If any conflict between this Second Amendment and the Development, Supply and Distribution Agreement should arise, the terms of this Second Amendment shall control.

IV. **Successor and Assigns**. This Second Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

V. **Counterparts**. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

The parties have executed this Second Amendment as of the date first written above.

CEL-SCI:

CEL-SCI Corporation,

a Colorado, USA, company

By: ______________________

Name: Geert Kersten

Title: CEO

ORIENT EUROPHARMA:

Orient Europharma Co., Ltd.

a Taiwanese corporation

By: ______________________

Name: Theo Stiftl

Title: Managing Director